UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2012

XOMA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)
2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(510) 204-7200

___________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On March 6, 2012, XOMA Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC and Cowen and Company, LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the public offering and sale (the “Offering”) of 29,669,154 shares of the Company’s common stock, and five year warrants (exercisable beginning on the date of issuance) to purchase up to an aggregate of 14,834,577 shares of the Company’s common stock.  Each investor will receive a warrant to purchase 0.5 shares of the Company’s common stock at an exercise price of $1.76 per share, for each share of common stock purchased.

Pursuant to the Underwriting Agreement, the Underwriters have agreed to purchase, subject to customary closing conditions, 29,669,154 shares of the Company’s common stock and accompanying warrants at a price per share of $1.32.  The net proceeds to the Company are expected to be approximately $36.2 million after deducting underwriting discounts and commissions and estimated offering expenses.  The sale of such shares and accompanying warrants is expected to close on March 9, 2012.

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-172197), including the prospectus dated January 17, 2012 contained therein, as the same has been supplemented.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.  The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference.  A copy of the Form of Warrant is attached hereto as Exhibit 4.1 and incorporated herein by reference.  The foregoing description of the terms of the Underwriting Agreement and the warrants is qualified in its entirety by reference to such exhibits.  A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares and accompanying warrants in this Offering is attached as Exhibit 5.1 hereto.

Item 3.02.                      Material Modification to Rights of Security Holders.

We have amended our shareholder rights agreement by executing the Amendment No. 3 to Shareholder Rights Agreement dated March 5, 2012 (the “Amendment”) to provide that it will not apply to any person or entity who becomes the beneficial owner of 20% or more but less than 40% of our outstanding common stock with the prior approval of our board of directors, and our board has approved purchasers in the Offering becoming beneficial owners of 20% or more but less than 40% of our outstanding common stock as a result of their participation in the Offering.  As a result, such ownership by any such purchaser will not trigger the provisions of the rights agreement that would give each holder of the rights the right to receive upon exercise that number of common share equivalents having a market value of two times the exercise price.  The board's approval in this regard will only apply to purchasers in the Offering.  A copy of the Amendment is attached as Exhibit 4.2 hereto and incorporated herein by reference.

Item 8.01.                      Other Events.

In a press release issued on March 6, 2012, XOMA Corporation announced the pricing of the Offering at a price to the public of $1.32 per share.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.                      Exhibits.

1.1	Underwriting Agreement, dated March 6, 2012
4.1	Form of Warrant
4.2	Amendment No. 3 to Shareholder Rights Agreement dated March 5, 2012 between XOMA Corporation and Wells Fargo Bank, N.A., as Rights Agent.
5.1	Opinion of Cooley LLP
23.1	Consent of Cooley LLP (included in Exhibit 5.1)
99.1	Press Release dated March 6, 2012, regarding pricing of public offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 7, 2012

XOMA CORPORATION
By: /s/ Christopher J. Margolin Christopher J. Margolin Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Description
1.1	Underwriting Agreement, dated March 6, 2012
4.1	Form of Warrant
4.2	Amendment No. 3 to Shareholder Rights Agreement dated March 5, 2012 between XOMA Corporation and Wells Fargo Bank, N.A., as Rights Agent.
5.1	Opinion of Cooley LLP
23.1	Consent of Cooley LLP (included in Exhibit 5.1)
99.1	Press Release dated March 6, 2012, regarding pricing of public offering